ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET

March 19, 2012

BioMimetic Therapeutics, Inc.

389 Nichol Mill Lane

Franklin, TN 37067

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 400,000 shares of common stock, $.001 par value (the “Shares”), of BioMimetic Therapeutics, Inc., a Delaware corporation (the “Company”). The Shares are issuable under the Company’s 401(k) Profit Sharing Plan and Trust (the “Plan”).

We are familiar with the actions taken by the Company in connection with the adoption of the Plan. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933.

It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP